RSE COLLECTION, LLC

250 Lafayette Street, 3R

New York, NY 10012

PROPOSED ASSET ACQUISITION TERMS:

Key Deal Points:

You are the exclusive unencumbered owner (“Seller”) of a collector car, which you have honestly and accurately represented to the best of your ability (the “Asset”).

You are partnering with Rally Rd.TM to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Rally Rd.TM will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid after a successful Offering), plus, at your option, “Equity” (which allows you to participate in a percentage of any potential future appreciation of the Asset).

Rally Rd.TM will be the exclusive seller of the Asset for a period of time (ex. 3 months, the “Period”).

Your Rights & Obligations:

You always maintain possession of the Asset throughout the Period. As such, we ask that you maintain the Asset in a manner consistent with how it was maintained prior to the Period.

During the Period, you will allow Rally Rd.TM reasonable access the Asset for the creation of marketing materials.

The Results:

Upon completing a successful Offering, you will promptly receive full payment of the Cash. Rally Rd.TM will assume title and take possession of the Asset. And, if you elected to retain any Equity in the Asset, it will be issued to you by Rally Rd.TM

In the unlikely event the Offering is unsuccessful, you can choose to: (1) accept the amount raised through the Offering at the close of the Period (the amount of Cash owed will be reduced accordingly), (2) relist the asset with Rally Rd.TM under amended acquisition terms, or (3) retain full title to your Asset.

RSE COLLECTION, LLC

250 Lafayette Street, 3R

New York, NY 10012

Transaction Details:

Seller: Enthusiast Auto Group (“EAG”)

Asset:2011 BMW 1M, 6-Speed Manual, Valencia Orange / Black, Matching Numbers, Original Condition + All Accessories.

Mileage: ~3,579 miles, VIN: WBSUR9C51BVP76039

Period:October 20, 2018 – January 20, 2018

Offering:The following is a proposed transaction structure, subject to modification with mutual approval of both parties

Total Offering Value = n/a

Less - Fees, Costs & Expenses:

Asset Account =n/a

Servicing Cost =  n/a

Deal Expenses = n/a

Rally Rd. Fees = n/a

Seller Consideration =$78,500

Cash (%)100% = $78,500

Equity (%)0% = $0

Other Terms:

-Non-refundable deposit of 10% of Cash Consideration to be paid upon execution of this Agreement. Balance to be paid prior to expiration of Period or deposit unless otherwise agreed to in writing by EAG.

-Seller to provide PPI, service documentation, and photographs of Asset to Rally Rd.

-Rally Rd. and EAG to explore cross-promotional marketing opportunities with respect to the Offering.

RSE COLLECTION, LLC

250 Lafayette Street, 3R

New York, NY 10012

SELLER: /s/ Eric KellerRALLY RD./s/ Christopher Bruno

NAME:  Enthusiast Auto Group LLC.NAME:  RSE Collection, LLC

BY:Eric Keller              BY:Christopher Bruno

DATE: 10/23/2018DATE: 10/20/2018